Exhibit 10.22

FINLAY EXECUTIVE SEVERANCE PAY PLAN

EFFECTIVE FEBRUARY 28, 2006

A.	PURPOSE

The purpose of the Finlay Fine Jewelry Corporation Executive Severance Pay Plan (the “Plan”) is to provide temporary and short-term benefits to eligible “executive” employees, defined below, whose employment with Finlay Fine Jewelry Corporation or its wholly-owned subsidiary, Finlay Merchandising & Buying, Inc. (the “Company”) is involuntarily terminated under the conditions described in Section C. below. Severance payments under this Plan are not earned benefits, nor do they constitute a payment for past services.

B.	ELIGIBLE EXECUTIVES

For purposes of this Plan, an executive is an officer, department head or a director of one of the Company’s administrative departments, a buyer, planner or a group manager (“Executive”). The benefits under this Plan are limited to Executives who are on the Company’s corporate home office or distribution center executive payrolls, and whom the Company designates to receive benefits under this Plan. All other employees, including “field payroll” employees and employees of “affiliated companies”, are ineligible to participate in the Plan. Executives designated to receive a benefit under this Plan will not be eligible for benefits under the Finlay Fine Jewelry Corporation Home Office Payroll Severance Pay Plan or the Finlay Key Employee Special Severance Pay Plan or any other plan providing severance or similar payments to Company employees.

C.	CONDITIONS FOR PAYMENT
1.

Benefits hereunder are payable to those eligible Executives who (a) remain in the active employ of the Company and perform their jobs in a satisfactory manner as determined by the Company until such date as the Company shall specify as a condition of receiving payment of severance benefits hereunder, and (b) are permanently and involuntarily separated from the Company as of such specified date for reasons other than those set forth in Section C.2 below.

2.	Benefits will not be paid if termination occurs because an otherwise eligible Executive:
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is discharged for any reason except as a result of a layoff or reduction in force. For purposes of this Plan, a layoff or reduction in force is defined as an involuntary, permanent termination of employment initiated by the Company because of lack of work, lack of funds, sale of assets, elimination of a position, or for any other related reason as determined by the Company in its sole discretion;

-	resigns, quits or retires; or
-	is covered by an employment contract which provides for a severance payment.

Additionally, an otherwise eligible Executive will not receive payments hereunder if the Company arranges for such individual to receive a comparable offer of employment with an affiliate or a subsidiary, whether direct or indirect, of the Company. For purposes of this Plan, “comparable employment” shall mean a position with similar job responsibilities and title, no less than the former position’s base salary, and a base of operations within a 25 mile radius of the former position.

Any payments under this Plan are conditioned upon the Executive’s execution and return to the Company’s authorized representative (without the revocation thereof and within the specified time period) of a severance agreement and release (the “Release”) in such form as the Company shall prescribe and such other documents as the Company shall determine necessary in its sole discretion.

D.	AMOUNT OF SEVERANCE ALLOWANCE

Benefits will equal a multiple of the eligible Executive’s monthly base salary at his or her then current rate as of his or her date of termination, as described below. “Service” shall mean an eligible Executive’s completed full years of employment as of the last anniversary of the last date of hire of such Executive.

Service	Benefit
• Less than twenty years	One month per year of service, subject to a minimum of two months and a maximum of six months
• Twenty years but less than twenty-five years	Seven months
• Twenty-five years but less than thirty years	Nine Months
• Thirty years or more	Twelve months

Benefits paid pursuant to this Plan will be paid in a lump sum less all applicable withholding taxes and lawful deductions on a regular pay day of the Company as specified in the Release.

Benefits under this Plan may not be anticipated, assigned or alienated. The existence of this Plan shall in no way be construed as a restriction of the Company’s right to terminate the employment of any Executive at any time, with or without notice, or for any reason or no reason.

E.	EFFECT OF SEVERANCE ALLOWANCE ON EMPLOYMENT OR COMPANY BENEFITS

The term of an Executive’s employment or participation in other Company benefit plans shall not be extended by reason of the Company’s payment of any severance allowance hereunder.

F.	CLAIMS PROCEDURE

The Plan Administrator shall have the authority to review and authorize payment of benefits to those Executives who qualify under the provisions of the Plan. No claim forms need be submitted. Questions regarding payment of benefits hereunder are to be directed to the Company’s Executive Vice President of Administration, Senior Vice President of Human Resources or General Counsel.

If an Executive feels that he or she has not been provided with benefits which are due under the Plan, such Executive should file a written claim for severance benefits with the Plan Administrator. A decision to grant or deny the claim will be made within 90 days following receipt of the claim. If more than 90 days is required to render a decision, the Executive will be notified in writing of the reason(s) for the delay. In no event will a decision to grant or deny a claim be made later than 180 days following the initial receipt of the claim.

If the claim is denied in whole or in part, the Executive will receive a written explanation of the specific reason(s) for the denial, including a reference to the Plan provisions upon which the denial is based.

If the Executive wishes to appeal the denial, such Executive may write to the Plan Administrator within 60 days after receipt of the denial. The claim will then be rereviewed and the Executive will receive written notice of the final decision within 60 days after the request for review. If more than 60 days is required to render a decision, the Executive will be notified in writing of the reason(s) for the delay. In no event will the Executive receive a written notice of the Company’s final decision later than 120 days after the appeal request.

G.	AUTHORITY VESTED IN PLAN OFFICIALS

The Company shall have sole, full and complete authority and discretion to interpret, apply and administer the terms of the Plan and to determine all issues of benefit eligibility thereunder.

To the extent permitted by law, all determinations made in the exercise of this discretion are final and binding on all parties concerned.

H.	ADDITIONAL INFORMATION

Name of Plan – FINLAY EXECUTIVE SEVERANCE PAY PLAN

Plan Sponsor – Finlay Enterprises, Inc.

Employer Identification Number – 13-3492802

Type of Plan: Employee Welfare Benefit Plan under the Employee Retirement Income Security Act

Type of Administration – Self Administered

Plan Administrator – Finlay Fine Jewelry Corporation, 529 Fifth Avenue, New York, New York

10017; telephone (212) 808-2800

Agent for service of legal process – Finlay Fine Jewelry

Corporation, 529 Fifth Avenue, New York,
New York 10017; Attn: General Counsel

Funding medium – Self-funded; benefits are payable from the general assets of the

Executive’s employer.

Plan Year: February 1 to January 31

Plan Number: 502

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Plan participants shall be entitled to:

-	Receive Information About Your Plan and Benefits.
-	Examine, without charge, at the Plan Administrator’s office and at other locations required under U.S. Department of Labor regulations, all documents governing the Plan.
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Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and an updated summary plan description. The Plan Administrator may make a reasonable charge for copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, if for example, it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

I.	AMENDMENT AND TERMINATION

The Company reserves the right to amend this Plan, in whole or in part, or discontinue or terminate the Plan; provided, however, that any such amendment, discontinuance or termination shall not affect any right of any Executive to claim benefits under the Plan for events occurring prior to the date of such amendment, discontinuance or termination. An amendment to this Plan and/or resolution of discontinuance or termination, may be made by the Administrator, to the extent permitted by resolution of the Board of Directors.

IN WITNESS WHEREOF, the Company has caused its officer, duly authorized by its Board of Directors, to execute the Plan effective as of the 28th day of February, 2006.

FINLAY ENTERPRISES, INC.
By	/s/ Arthur E. Reiner
Arthur E. Reiner Chairman and Chief Executive Officer